Exhibit 99.1

Viracta Therapeutics Reacquires Exclusive Development and Commercialization Rights for its All-Oral Combination Therapy in China

Viracta now controls global rights to its all-oral combination regimen of nanatinostat and valganciclovir

PR Newswire, San Diego, August 23, 2021 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company targeting virus-associated malignancies, today announced that it has reacquired the exclusive rights to develop and commercialize its all-oral combination product candidate in the People’s Republic of China previously licensed to Shenzhen Salubris Pharmaceuticals Co., Ltd. (Salubris). Pursuant to the mutual termination agreement between Viracta and Salubris, all development and commercialization rights under the license have been returned to Viracta in exchange for a $4.0 million cash payment to Salubris.

“We thank the Salubris team for their support of Viracta and their collaborative contributions. As Viracta’s strategic focus remains in precision oncology and Salubris focuses their development efforts on cardiovascular and related disease areas, we agreed the reversion of these rights to Viracta was in the best interest of patients,” said Ivor Royston, M.D., President and Chief Executive Officer of Viracta. “China represents an important geographical region for the treatment of patients with EBV-associated cancers. We believe regaining the development and commercial rights in China will enable Viracta to expand our global development strategy and has the potential to unlock significant, long-term and unencumbered value to our shareholders.”

Viracta’s combination therapy of nanatinostat, its proprietary investigational drug, and valganciclovir is currently being evaluated in a global Phase 2 pivotal trial for the treatment of patients with Epstein-Barr virus-positive (EBV+) lymphoma. Viracta has also received United States Food and Drug Administration clearance of an Investigational New Drug application to proceed into a global Phase 1b/2 trial evaluating its combination therapy in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors. Initiation of this Phase 1b/2 trial is expected in the second half of 2021.

About Nanatinostat

Nanatinostat (VRx-3996) is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which is key to inducing viral genes that are epigenetically silenced in EBV-associated malignancies. The nanatinostat and valganciclovir combination is being investigated in various subtypes of relapsed/refractory EBV+ lymphoma in multiple clinical trials, including a registration-enabling global, multicenter, open-label basket trial.

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About Viracta Therapeutics, Inc.

Viracta is a precision oncology company targeting virus-associated malignancies. Viracta's proprietary investigational drug, nanatinostat, is currently being evaluated in combination with the antiviral agent valganciclovir as an oral combination therapy in two Phase 2 clinical trials for EBV-positive lymphoma. Viracta is also pursuing application of its inducible synthetic lethality approach in other EBV-associated malignancies, such as nasopharyngeal carcinoma, gastric carcinoma, and other virus-related cancers.

For additional information please visit www.viracta.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement regarding Viracta’s belief that regaining the development and commercial rights in China will enable Viracta to expand its global development strategy and has the potential to unlock significant, long-term and unencumbered value to its shareholders; and other statements that are not historical facts.  Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

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Investor Relations Contact:	Viracta Contact:
Joyce Allaire	Dan Chevallard
LifeSci Advisors	Chief Operating Officer and Chief Financial Officer
jallaire@lifesciadvisors.com	dchevallard@viracta.com
(212) 915-2569	(858) 771-4193

SOURCE Viracta Therapeutics, Inc.

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